EXHIBIT 99.2
FOR IMMEDIATE RELEASE
November 17, 2005
For more information contact:
Ray Braun — (419) 247-2800
Mike Crabtree — (419) 247-2800
Scott Estes — (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
SALE OF 3,000,000 SHARES OF COMMON STOCK
Toledo, Ohio, November 17, 2005...Health Care REIT, Inc. (NYSE:HCN) announced that it has priced a public offering of 3,000,000 shares of common stock with net proceeds to the company in excess of $101 million. The closing price of the company's stock on November 16, 2005 was $35.00 per share. It is anticipated that closing and delivery will occur on November 22, 2005.
UBS Investment Bank was the sole underwriter for the offering. The company has granted the underwriter an option for thirty days to purchase up to 450,000 additional shares of common stock to cover over-allotments, if any.
The company intends to use the net proceeds from the offering to invest in additional properties. Pending such use, the company intends to use the net proceeds to repay borrowings under the company’s unsecured lines of credit.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care and senior housing properties. At September 30, 2005, the company had investments in 426 facilities in 37 states with 52 operators and had total assets of approximately $2.7 billion. The portfolio included 233 assisted living facilities, 180 skilled nursing facilities and 13 specialty care facilities. More information is available on the Internet at www.hcreit.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of a prospectus supplement and accompanying prospectus forming part of the registration statement. A prospectus supplement and accompanying prospectus relating to the common stock can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, (212-821-3000).

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possibility that the transaction will close and the effect of that closing; the performance of the company’s operators and properties; and the company’s policies and plans regarding investments, financings and other matters. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the failure of the transaction to close; the status of the economy; the status of capital markets, including prevailing interest rates; current serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies; changes in federal, state and local legislation; negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans; changes in the company’s ability to transition or sell facilities with a profitable result; inaccuracies in any of the company’s assumptions; and changes in rules or practices governing the company’s financial reporting. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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